Exhibit 99.1
October 22, 2026

Dow reports third quarter 2026 results

FINANCIAL HIGHLIGHTS
•Net sales were $11.3 billion, up 13% year-over-year, reflecting increases in all operating segments.
•Local price increased 14% versus the year-ago period, led by gains in Packaging & Specialty Plastics, with higher polyethylene prices in all regions. Currency was flat year-over-year.
•Volume decreased 1% year-over-year. This reflects higher volumes in all regions except Asia Pacific, where impacts from the Middle East conflict are most pronounced.
•GAAP net income was $525 million. Operating EBIT1 was $887 million, up $707 million year-over-year, primarily driven by higher prices as well as benefits from the Company’s collective self-help actions, which more than offset higher raw materials and logistics costs.
•GAAP earnings per share (EPS) was $0.62; operating EPS1 was $0.71, compared to a loss of $0.19 in the year-ago period. Op. EPS excludes significant items totaling $0.09 per share, primarily driven by costs associated with the Company’s collective self-help actions.
•Cash provided by operating activities – continuing operations was $1.8 billion, up $709 million year-over-year, reflecting improved earnings and working capital, and up $515 million sequentially, primarily reflecting working capital improvements. Free cash flow1 was $1.1 billion, with trailing twelve-month cash flow conversion1 of 84%.
•Returns to shareholders totaled $253 million of dividends in the quarter.

CEO QUOTE
“Dow delivered a solid third quarter, driven by targeted downstream growth and disciplined execution against an evolving macro backdrop,” said Karen S. Carter, Dow chief executive officer. “Our teams are delivering on our unique-to-Dow self-help commitments – including our 2025 $1 billion cost program, our European asset actions, and Transform to Outperform. Specific to the transformation, we are on track to achieve the upsized $700 million in growth and productivity benefits in 2026, as well as the approximately $2 billion in total uplift by the end of next year. In addition, we captured sequential gains from the first of our three European asset shutdowns, where the total benefits are expected to build through 2027. We also remain focused on cash, including releasing more than $400 million of working capital during the quarter and reducing debt by approximately $600 million year-to-date. Our near-term actions are building a Dow that delivers stronger, more consistent results and long-term value for our shareholders.”

SUMMARY FINANCIAL RESULTS

	Three Months Ended Sep 30
In millions, except per share amounts	3Q26	3Q25	vs. SQLY [B / (W)]
Net Sales	$11,267	$9,973	$1,294
GAAP Income, Net of Tax	$525	$124	$401
Op. EBIT[1]	$887	$180	$707
Op. EBITDA[1]	$1,553	$868	$685
GAAP Earnings Per Share	$0.62	$0.08	$0.54
Op. Earnings Per Share[1]	$0.71	$(0.19)	$0.90
Cash Provided by Op. Activities - Cont. Ops	$1,839	$1,130	$709

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See appendix for further discussion.
®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports third quarter 2026 results

SEGMENT HIGHLIGHTS
Packaging & Specialty Plastics

	Three Months Ended Sep 30
In millions	3Q26	3Q25	vs. SQLY [B / (W)]
Net Sales	$5,778	$4,891	$887
Op. EBIT	$585	$199	$386

Packaging & Specialty Plastics segment net sales in the quarter were $5.8 billion, up 18% versus the year-ago period. Local price increased 17% year-over-year, primarily driven by higher prices across both businesses in EMEAI and the U.S. & Canada. Currency was flat. Volume increased 1% year-over-year, primarily driven by increases in EMEAI in both businesses.

Op. EBIT was $585 million, an increase of $386 million compared to the year-ago period, driven by higher integrated margins as a result of higher polyethylene prices and tailwinds from the Company’s self-help initiatives, which were partly offset by higher planned maintenance activity.

Packaging and Specialty Plastics business reported a net sales increase versus the year-ago period, driven by higher polyethylene and functional polymers prices in all regions. Polyethylene demand remained resilient, with year-over-year volume growth excluding supply constraints associated with the Middle East conflict.

Hydrocarbons & Energy business reported a year-over-year increase in net sales, with higher price and volume for Olefins and Aromatics in EMEAI, enabled by the restart of our previously idled cracker in the region.

Industrial Intermediates & Infrastructure

	Three Months Ended Sep 30
In millions	3Q26	3Q25	vs. SQLY [B / (W)]
Net Sales	$3,058	$2,834	$224
Op. EBIT	$176	$(47)	$223

Industrial Intermediates & Infrastructure segment net sales in the quarter were $3.1 billion, up 8% versus the year-ago period. Local price increased 16% year-over-year, reflecting gains in both businesses and in all regions. Currency decreased net sales by 1%. Volume decreased 7% year-over-year, as higher volumes in Industrial Solutions were more than offset by lower volumes in Polyurethanes & Construction Chemicals, including impacts from the Middle East conflict in both businesses.

Op. EBIT was $176 million, an increase of $223 million versus the year-ago period, driven by higher margins, tailwinds from the Company’s self-help initiatives and the suspension of the recognition of equity losses from Sadara, all of which were partially offset by higher energy costs in EMEAI.

Polyurethanes & Construction Chemicals business reported an increase in net sales compared to the year-ago period, primarily driven by local price gains in propylene oxide derivatives in the U.S. & Canada and EMEAI. This was partially offset by lower volumes, which primarily reflect impacts from the Middle East conflict.

Industrial Solutions business reported an increase in net sales compared to the year-ago period, driven by local price gains in all regions. Volume growth was driven by increased demand for AI infrastructure and energy applications, as well as higher ethylene oxide project-related catalyst sales.

Dow reports third quarter 2026 results

Performance Materials & Coatings

	Three Months Ended Sep 30
In millions	3Q26	3Q25	vs. SQLY [B / (W)]
Net Sales	$2,250	$2,082	$168
Op. EBIT	$154	$80	$74

Performance Materials & Coatings segment net sales in the quarter were $2.3 billion, up 8% versus the year-ago period. Local price increased 5% year-over-year in both businesses, led by Coatings & Performance Monomers. Currency was flat. Volume increased 3% year-over-year, driven by higher volumes in both businesses, led by growth in downstream silicones.

Op. EBIT was $154 million, an increase of $74 million versus the year-ago period, driven by tailwinds from the Company’s self-help initiatives, including the closure of the Barry, U.K. siloxanes plant, as well as price and volume gains across both businesses.

Consumer Solutions business reported an increase in net sales versus the year-ago period, driven by downstream silicones volume gains in all regions, as growth in consumer, electronics and home care applications more than offset upstream volume declines following the recent shutdown of the Barry, U.K. siloxanes plant.

Coatings & Performance Monomers business reported an increase in net sales across all regions compared to the year-ago period, led by higher price and volume in both acrylic monomers and architectural coatings.

OUTLOOK

“We are building a more resilient and competitive Dow that is positioned to create long-term value through our continued focus on three priorities,” said Carter. “First, driving growth and innovation in higher-value areas of our businesses where demand is growing well above GDP – including applications for AI infrastructure, home and personal care, electronics, flexible packaging and mobility. Second, we are taking action to strengthen the competitiveness of Dow’s portfolio by investing in differentiated low-cost positions while shutting down higher-cost upstream capacity. And third, we’re maintaining a disciplined and balanced approach to capital allocation that supports long-term shareholder value creation. These priorities are underpinned by our self-help actions, which are on track to deliver more than $1 billion of EBITDA uplift in both 2026 and 2027.”

Conference Call

Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, customer-focused innovation and leading business positions enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 29 countries and employed approximately 34,600 people as of year-end 2025. Dow delivered sales of approximately $40 billion in 2025. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us at www.dow.com.

###

Dow reports third quarter 2026 results

For further information, please contact:

Investors:	Media:
Andrew Riker	Rachelle Schikorra
ajriker@dow.com	ryschikorra@dow.com

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” "could," “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any supply chain, operational or other disruptions, sanctions, export restrictions, or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; Dow's ability to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; Dow’s ability to realize expected benefits from Transform to Outperform on the contemplated timeframe; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions, tariffs and trade policies, or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities; and any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow's business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s subsequent reports filed with the U.S. Securities and Exchange Commission. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 10. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Net sales	$11,267	$9,973	$33,153	$30,508
Cost of sales	9,889	9,242	28,968	28,523
Research and development expenses	180	191	568	579
Selling, general and administrative expenses	408	340	1,360	1,053
Amortization of intangibles	40	46	126	185
Restructuring and asset related charges - net	9	23	539	822
Equity in earnings (losses) of nonconsolidated affiliates	12	(72)	(255)	(122)
Sundry income (expense) - net	50	185	296	345
Interest income	50	47	130	114
Interest expense and amortization of debt discount	211	221	640	646
Income (loss) before income taxes	642	70	1,123	(963)
Provision (credit) for income taxes	117	(54)	241	4
Net income (loss)	525	124	882	(967)
Net income attributable to noncontrolling interests	67	62	236	113
Net income (loss) available for Dow Inc. common stockholders	$458	$62	$646	$(1,080)

Per common share data:
Earnings (loss) per common share - basic	$0.63	$0.08	$0.88	$(1.53)
Earnings (loss) per common share - diluted	$0.62	$0.08	$0.88	$(1.53)

Weighted-average common shares outstanding - basic	725.5	711.8	723.4	709.4
Weighted-average common shares outstanding - diluted	727.4	713.2	724.8	709.4

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2026	Dec 31, 2025
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2026: $266; 2025: $31)	$4,142	$3,816
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2026: $66; 2025: $59)	5,890	4,762
Other	1,717	1,876
Inventories	7,024	6,595
Other current assets	1,404	1,013
Total current assets (variable interest entities restricted - 2026: $471; 2025: $228)	20,177	18,062
Investments
Investment in nonconsolidated affiliates	1,119	1,264
Other investments (investments carried at fair value - 2026: $2,320; 2025: $2,212)	3,201	3,017
Noncurrent receivables	612	309
Total investments	4,932	4,590
Property
Property	67,209	65,863
Less: Accumulated depreciation	44,811	43,613
Net property (variable interest entities restricted - 2026: $2,330; 2025: $2,385)	22,398	22,250
Other Assets
Goodwill	7,945	7,978
Other intangible assets (net of accumulated amortization - 2026: $5,882; 2025: $5,727)	1,318	1,486
Operating lease right-of-use assets	1,304	1,356
Deferred income tax assets	1,555	1,511
Deferred charges and other assets	1,324	1,305
Total other assets (variable interest entities restricted - 2026: $204; 2025: $226)	13,446	13,636
Total Assets	$60,953	$58,538
Liabilities and Equity
Current Liabilities
Notes payable	$16	$90
Long-term debt due within one year	745	222
Accounts payable:
Trade	5,300	4,151
Other	1,363	1,394
Operating lease liabilities - current	341	340
Income taxes payable	367	337
Accrued and other current liabilities	3,361	2,649
Total current liabilities (variable interest entities nonrecourse - 2026: $503; 2025: $438)	11,493	9,183
Long-Term Debt (variable interest entities nonrecourse - 2026: $173; 2025: $190)	16,778	17,849
Other Noncurrent Liabilities
Deferred income tax liabilities	368	364
Pension and other postretirement benefits - noncurrent	4,318	4,694
Asbestos-related liabilities - noncurrent	564	628
Operating lease liabilities - noncurrent	1,028	1,097
Other noncurrent obligations	8,772	7,201
Total other noncurrent liabilities (variable interest entities nonrecourse - 2026: $331; 2025: $364)	15,050	13,984
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2026: 791,927,232 shares; 2025: 790,287,565 shares)	8	8
Additional paid-in capital	11,060	11,112
Retained earnings	16,659	16,781
Accumulated other comprehensive loss	(7,654)	(7,660)
Treasury stock at cost (2026: 68,045,325 shares; 2025: 73,065,152 shares)	(3,920)	(4,233)
Dow Inc.’s stockholders’ equity	16,153	16,008
Noncontrolling interests	1,479	1,514
Total equity	17,632	17,522
Total Liabilities and Equity	$60,953	$58,538

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2026	Sep 30, 2025
Operating Activities
Net income (loss)	$882	$(967)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,049	2,126
Credit for deferred income tax	(94)	(179)
Earnings of nonconsolidated affiliates less than dividends received	534	312
Net periodic pension benefit credit	(25)	(73)
Pension contributions	(138)	(145)
Net gain on sales of assets, businesses and investments	(48)	(211)
Restructuring and asset related charges - net	539	822
Other net loss	109	134
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(1,214)	(400)
Inventories	(429)	(132)
Accounts payable	1,014	(492)
Other assets and liabilities, net	1,108	(31)
Cash provided by operating activities - continuing operations	4,287	764
Cash provided by (used for) operating activities - discontinued operations	6	(16)
Cash provided by operating activities	4,293	748
Investing Activities
Capital expenditures	(1,841)	(1,911)
Proceeds from incentives related to capital expenditures	67	132
Cash flow hedging related to capital expenditures	(22)	—
Investment in gas field developments	(69)	(110)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	60	135
Investments in and loans to nonconsolidated affiliates	(133)	(21)
Proceeds from sales of ownership interests in nonconsolidated affiliates	—	125
Purchases of investments	(1,090)	(523)
Proceeds from sales and maturities of investments	675	711
Other investing activities, net	61	5
Cash used for investing activities	(2,292)	(1,457)
Financing Activities
Changes in short-term notes payable	1	36
Proceeds from issuance of short-term debt greater than three months	20	50
Payments on short-term debt greater than three months	(92)	(46)
Proceeds from issuance of long-term debt	100	2,652
Payments on long-term debt	(577)	(1,207)
Collections on securitization programs, net of remittances	—	(3)
Transaction financing, debt issuance and other costs	(52)	(130)
Employee taxes paid for share-based payment arrangements	(15)	(16)
Distributions to noncontrolling interests	(232)	(93)
Proceeds from sale of noncontrolling interests	—	2,943
Dividends paid to stockholders	(758)	(1,239)
Other financing activities, net	—	(6)
Cash provided by (used for) financing activities	(1,605)	2,941
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(76)	259
Summary
Increase in cash, cash equivalents and restricted cash	320	2,491
Cash, cash equivalents and restricted cash at beginning of period	3,952	2,263
Cash, cash equivalents and restricted cash at end of period	$4,272	$4,754
Less: Restricted cash and cash equivalents, included in "Other current assets"	130	145
Cash and cash equivalents at end of period	$4,142	$4,609

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Packaging & Specialty Plastics	$5,778	$4,891	$17,082	$15,226
Industrial Intermediates & Infrastructure	3,058	2,834	8,850	8,475
Performance Materials & Coatings	2,250	2,082	6,691	6,282
Corporate	181	166	530	525
Total	$11,267	$9,973	$33,153	$30,508
U.S. & Canada	$4,548	$3,914	$13,126	$12,129
EMEAI [1]	3,637	3,090	10,751	9,636
Asia Pacific	1,781	1,838	5,336	5,433
Latin America	1,301	1,131	3,940	3,310
Total	$11,267	$9,973	$33,153	$30,508

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2026				Nine Months Ended Sep 30, 2026
Percent change from prior year	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Packaging & Specialty Plastics	17%	—%	1%	18%	12%	1%	(1)%	12%
Industrial Intermediates & Infrastructure	16	(1)	(7)	8	8	1	(5)	4
Performance Materials & Coatings	5	—	3	8	2	1	4	7
Total	14%	—%	(1)%	13%	9%	1%	(1)%	9%
Total, excluding the Hydrocarbons & Energy business	12%	—%	(2)%	10%	8%	1%	(1)%	8%
U.S. & Canada	14%	—%	2%	16%	8%	—%	—%	8%
EMEAI [1]	17	(1)	2	18	10	4	(2)	12
Asia Pacific	9	—	(12)	(3)	5	1	(8)	(2)
Latin America	12	—	3	15	12	—	7	19
Total	14%	—%	(1)%	13%	9%	1%	(1)%	9%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Packaging & Specialty Plastics	$585	$199	$2,071	$612
Industrial Intermediates & Infrastructure	176	(47)	304	(360)
Performance Materials & Coatings	154	80	404	281
Corporate	(28)	(52)	(90)	(144)
Total	$887	$180	$2,689	$389

Depreciation and Amortization by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Packaging & Specialty Plastics	$369	$349	$1,112	$1,078
Industrial Intermediates & Infrastructure	147	158	432	457
Performance Materials & Coatings	145	174	484	566
Corporate	5	7	21	25
Total	$666	$688	$2,049	$2,126

Operating EBITDA by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Packaging & Specialty Plastics	$954	$548	$3,183	$1,690
Industrial Intermediates & Infrastructure	323	111	736	97
Performance Materials & Coatings	299	254	888	847
Corporate	(23)	(45)	(69)	(119)
Total	$1,553	$868	$4,738	$2,515

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Packaging & Specialty Plastics [1]	$(3)	$(6)	$(47)	$40
Industrial Intermediates & Infrastructure [1]	11	(68)	(216)	(165)
Performance Materials & Coatings	2	1	4	2
Corporate	2	1	4	1
Total	$12	$(72)	$(255)	$(122)

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Net income (loss)	$525	$124	$882	$(967)
+ Provision (credit) for income taxes	117	(54)	241	4
Income (loss) before income taxes	$642	$70	$1,123	$(963)
- Interest income	50	47	130	114
+ Interest expense and amortization of debt discount	211	221	640	646
- Significant items	(84)	64	(1,056)	(820)
Operating EBIT (non-GAAP)	$887	$180	$2,689	$389
1.Packaging & Specialty Plastics and Industrial Intermediates & Infrastructure include losses of $81 million and $211 million, respectively, in the nine months ended September 30, 2026, related to the Sadara guarantee liability adjustment, a significant item.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2026
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$642	$458	$0.62
Less: Significant items
Transform to Outperform [4]	(69)	(54)	(0.08)	SG&A ($60 million); Restructuring and asset related charges - net ($9 million)
2025 Restructuring Program implementation costs	(31)	(24)	(0.03)	Cost of sales ($30 million); SG&A ($1 million)
Litigation related charges, awards and adjustments [5]	69	56	0.08	Sundry income (expense) - net
Loss on early extinguishment of debt	(53)	(41)	(0.06)	Sundry income (expense) - net
Total significant items	$(84)	$(63)	$(0.09)
Operating results (non-GAAP)	$726	$521	$0.71

Significant Items Impacting Results for the Three Months Ended Sep 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$70	$62	$0.08
Less: Significant items
2025 Restructuring Program severance and related benefit costs and asset related charges [6]	(23)	(18)	(0.02)	Restructuring and asset related charges - net
Implementation costs [7]	(5)	(4)	(0.01)	Cost of sales ($4 million); SG&A ($1 million)
Net gain on divestitures and asset sale [8]	110	110	0.15	Sundry income (expense) - net
Loss on early extinguishment of debt	(18)	(14)	(0.02)	Sundry income (expense) - net
Income tax related items [9]	—	120	0.17	Provision for income taxes
Total significant items	$64	$194	$0.27
Operating results (non-GAAP)	$6	$(132)	$(0.19)
1."Income before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Includes costs to achieve of $60 million and severance and related benefit costs of $9 million associated with Transform to Outperform.
5.Relates to a gain associated with a legal matter with Nova Chemicals Corporation ("Nova").
6.Includes severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased non-manufacturing facilities and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
7.Includes implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's formerly wholly owned subsidiary, Dow InfraCo, LLC.
8.Relates to a gain on the sale of the Company's ownership interest in a nonconsolidated affiliate.
9.Relates to a tax benefit stemming from the U.S. Tax Court's decision in Varian Medical Systems Inc. v. Commissioner and a tax basis adjustment related to the Company's consolidated infrastructure entity, Dow InfraCo, LLC.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2026
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,123	$646	$0.88
Less: Significant items
Transform to Outperform [4]	(675)	(535)	(0.75)	SG&A ($194 million); Restructuring and asset related charges - net ($481 million)
2025 Restructuring Program asset related charges and exit and disposal costs [5]	(58)	(46)	(0.06)	Restructuring and asset related charges - net
2025 Restructuring Program implementation costs	(80)	(64)	(0.08)	Cost of sales ($77 million); R&D ($1 million); SG&A ($2 million)
Sadara guarantee liability adjustment [6]	(292)	(227)	(0.31)	Equity in losses of nonconsolidated affiliates
Litigation related charges, awards and adjustments [7]	95	77	0.11	Sundry income (expense) - net
Loss on early extinguishment of debt	(53)	(41)	(0.06)	Sundry income (expense) - net
Indemnification and other transaction related credits [8]	7	7	0.01	Sundry income (expense) - net
Total significant items	$(1,056)	$(829)	$(1.14)
Operating results (non-GAAP)	$2,179	$1,475	$2.02
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Includes costs to achieve of $194 million and severance and related benefit costs of $481 million associated with Transform to Outperform.
5.Includes impairment charges related to the write-down of certain manufacturing facilities and other miscellaneous assets and exit and disposal costs associated with the Company's 2025 Restructuring Program.
6.Includes a charge due to a change in fair value of the estimated liability associated with the Company's guarantee of Sadara's project financing debt.
7.Relates to a gain associated with a legal matter with Nova.
8.Relates to credits associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(963)	$(1,080)	$(1.53)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(51)	(39)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($4 million); Restructuring and asset related charges - net ($1 million); Sundry income (expense) - net ($1 million)
2025 Restructuring Program severance and related benefit costs and asset related charges [5]	(821)	(653)	(0.92)	Restructuring and asset related charges - net
Implementation costs [6]	(10)	(8)	(0.02)	Cost of sales ($5 million); SG&A ($5 million)
Net gain on divestitures and asset sale [7]	213	187	0.26	Sundry income (expense) - net
Litigation related charges, awards and adjustments [8]	42	33	0.05	Cost of sales
Loss on early extinguishment of debt	(78)	(62)	(0.09)	Sundry income (expense) - net
Indemnification and other transaction related costs [9]	(115)	(93)	(0.13)	Cost of sales ($98 million); Sundry income (expense) - net ($17 million)
Income tax related items [10]	—	(33)	(0.05)	Provision for income taxes
Total significant items	$(820)	$(668)	$(0.95)
Operating results (non-GAAP)	$(143)	$(412)	$(0.58)
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Includes restructuring implementation and efficiency costs associated with the Company's 2023 Restructuring Program and the write-down of certain manufacturing assets, partially offset by an asset related credit adjustment.
5.Includes severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased non-manufacturing facilities and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
6.Includes implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's formerly wholly owned subsidiary, Dow InfraCo, LLC.
7.Relates to a gain on the sale of the Company's soil fumigation product line and a gain on the sale of the Company's ownership interest in a nonconsolidated affiliate.
8.Includes a gain associated with the reassessment of liabilities for certain accrued legacy agricultural products groundwater contamination matters, partially offset by the settlement of a separate claim related to water storage district legacy groundwater contamination matters.
9.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business and charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
10.Relates to valuation allowances on deferred tax assets in certain foreign jurisdictions, partially offset by a tax benefit stemming from the U.S. Tax Court's decision in Varian Medical Systems Inc. v. Commissioner and tax basis adjustments related to the Company's consolidated infrastructure entity, Dow InfraCo, LLC.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Cash provided by operating activities - continuing operations (GAAP)	$1,839	$1,130	$4,287	$764
Capital expenditures	(706)	(564)	(1,841)	(1,911)
Free Cash Flow (non-GAAP)	$1,133	$566	$2,446	$(1,147)

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Dec 31, 2025	Mar 31, 2026	Jun 30, 2026	Sep 30, 2026
Cash provided by operating activities - continuing operations (GAAP)	$298	$1,124	$1,324	$1,839
Net income (loss) (GAAP)	$(1,477)	$(445)	$802	$525
Cash flow from operations to net income (GAAP) [1]	N/A	N/A	165.1%	350.3%
Cash flow from operations to net income - trailing twelve months (GAAP) [2]				N/A
Operating EBITDA (non-GAAP)	$741	$873	$2,312	$1,553
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	40.2%	128.8%	57.3%	118.4%
Cash Flow Conversion - trailing twelve months (non-GAAP)				83.7%
1.Cash flow from operations to net income is not applicable for the fourth quarter of 2025 and first quarter of 2026 due to a net loss for the period.
2.Cash flow from operations to net income - trailing twelve months is not applicable due to a net loss for the trailing twelve months period.